Exhibit 99.1

Date: March 17, 2010	Media Contact:

Michael Kinney
732-938-1031
mkinney@njresources.com

Investor Contact:

Dennis Puma
732-938-1229 dpuma@njresources.com

NEW JERSEY RESOURCES ANNOUNCES NEW, INNOVATIVE SOLAR PROGRAM TO PROVIDE RENEWABLE ENERGY AND SAVINGS TO CUSTOMERS

WALL, N.J. –New Jersey Resources (NJR) today announced the launch of its first solar program. The innovative offering will provide customers with solar panels with no upfront, installation or maintenance costs and make renewable energy more affordable and accessible. In addition to its initial program, NJR is also in the process of exploring several other solar and renewable opportunities in the residential, commercial and industrial markets.

While purchasing solar panels can typically cost tens of thousands of dollars, even with generous rebates from the state, NJR Home Services, an unregulated subsidiary of NJR, will lease solar panels to homeowners for approximately $52 per month for a six-kilowatt system over a 20-year period. That monthly rate is fixed over the life of the lease and includes all installation and maintenance costs.

“With renewable energy increasingly becoming a larger component of the energy mix and a priority in our state and nation, we have identified a unique opportunity to provide our customers with an affordable and easy way to access solar power and save on their electricity costs,” said Laurence M. Downes, chairman and CEO of NJR. “Any time we can help our customers save money, that’s good news. While this initial program is just our first step, we are continuing to look for new opportunities in the solar market to help our customers save, meet our state’s renewable energy goals and strengthen our company.”

NJR plans to initially make this offer to approximately 130 residential customers, and assuming full participation, expects to invest up to $4 million. Investments made by the company will qualify for a 30 percent federal investment tax credit along with current New Jersey Clean Energy Program rebates up to $1.55 per kilowatt installed. In addition, the energy produced will be eligible for Solar Renewable Energy Certificates (SRECs), which can be sold to Load Serving Entities in New Jersey to meet their renewable energy requirements. Lease payments from residential customers will provide additional return on investment.

Customers will realize savings immediately following the turn on of the interconnect switch of the system to electric utility’s meter. The renewable technology is estimated to save the average homeowner approximately $100 a month on electric costs, based on current prices. Over the life of the lease, customers may save more than $20,000 in electric costs while generating clean, reliable power for their home.

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NEW JERSEY RESOURCES ANNOUNCES NEW, INNOVATIVE SOLAR PROGRAM TO PROVIDE RENEWABLE ENERGY AND SAVINGS TO CUSTOMERS

To be eligible for this program home’s must have a south facing roof in order to draw maximum exposure from the sun (southeast to southwest facing roofs may be acceptable). The roof area must be clear of shading from trees or other structures and be no more than five years old so that the life of the lease coincides with the average life of a roof. Interested customers who meet the eligibility criteria above should call NJR Home Services at 1-877-466-3657 for additional information.

New Jersey is considered a clean energy leader. In providing solar technologies to residents through generous rebates and incentives, the state is advancing the objectives of the energy master plan. NJR supports the state’s goals though its solar program and Conserve to Preserve® efforts, which help customers to save energy and money.

New Jersey Resources, a Fortune 1000 company, provides reliable energy and natural gas services including transportation, distribution, and asset management in states from the Gulf Coast to the New England regions, including the Mid-Continent region, the West Coast and Canada, while investing in and maintaining an extensive infrastructure to support future growth. With over $2.5 billion in annual revenues, NJR safely and reliably operates and maintains 6,700 miles of natural gas transportation and distribution infrastructure to serve nearly half a million customers; develops and manages a diverse portfolio of more than 777,000 dth/d of transportation capacity and 52 Bcf of storage capacity; and provides appliance installation, repair and contract service to approximately 144,000 homes and businesses. Additionally, NJR holds investments in midstream assets through equity partnerships including Steckman Ridge and Iroquois. Through Conserve to Preserve®, NJR is helping customers save energy and money by promoting conservation and encouraging efficiency. For more information about NJR, visit www.njliving.com.

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